EXHIBIT 10(d)14

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GULF POWER COMPANY

The following are the annual base salaries, effective March 1, 2015, unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Gulf Power Company and certain other executive officers of Gulf Power Company who served during 2014.

S. W. Connally, Jr. President and Chief Executive Officer	$426,119
Richard S. Teel Vice President and Chief Financial Officer	$261,168
P. Bernard Jacob* Vice President	$267,107
Michael L. Burroughs Vice President	$208,345
Bentina C. Terry Vice President	$280,264

* Retired May 3, 2014. Salary shown was Mr. Jacob’s salary effective March 1, 2014.